Exhibit 23.2

Patrizio & Zhao, LLC

Certified Public Accountants and Consultants	322 Route 46 West Parsippany, NJ 07054 Tel: (973) 882-8810 Fax: (973) 882-0788 www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement (Form S-1) pertaining to the registration of 14,449,640 shares of common stock of Keyuan Petrochemicals Inc, of our report dated February 23, 2010 (Except for the consolidated statements of stockholders’ equity and the EPS information on the consolidated statements of operations and comprehensive loss as to which the date is September 27, 2010) with respect to the consolidated financial statements of Keyuan International Group Ltd. for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
February 17, 2012